Calculation of Filing Fee Tables
S-3
VERIZON COMMUNICATIONS INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Senior Unsecured Notes	457(r)	1,142,400,000	$ 0.9976	$ 1,139,681,088.00	0.0001531	$ 174,485.17
Fees to be Paid	2	Debt	Senior Unsecured Notes	457(r)	1,142,400,000	$ 0.9918	$ 1,133,089,440.00	0.0001531	$ 173,475.99
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 2,272,770,528.00		$ 347,961.16
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 347,961.16
Offering Note
[1]	1,000,000,000 euro aggregate principal amount of the 3.250% Notes due 2032 and 1,000,000,000 euro aggregate principal amount of the 3.750% Notes due 2037. The amount to be registered and the proposed maximum aggregate offering price for the 1,000,000,000 euro aggregate principal amount of the 3.250% Notes due 2032 and 1,000,000,000 euro aggregate principal amount of the 3.750% Notes due 2037 is based on the euro/U.S. dollar exchange rate as of 4:00 PM (New York City time) on July 30, 2025 of 1euro = $1.1424 as published by Bloomberg on its website https://www.bloomberg.com/quote/EURUSD:CUR.

[2]	See Offering Note One

Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is 2,000,000,000. The prospectus is a final prospectus for the related offering.
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is 2,000,000,000 euro.